Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

SERIES B PERPETUAL CONVERTIBLE PREFERRED STOCK

OF

ALLURION TECHNOLOGIES, INC.

The undersigned, Shantanu Gaur, Chief Executive Officer of Allurion Technologies, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify, in accordance with Sections 103 and 151 of the DGCL, that the following resolutions were duly adopted by its Board of Directors (the “Board”) on [•], 2025:

WHEREAS, the Company’s Amended and Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”), authorizes 100,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), issuable from time to time in one or more series, of which 2,260,159 shares are currently designated;

WHEREAS, the Certificate of Incorporation authorizes the Board to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional, conversion or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

WHEREAS, the Board desires, pursuant to its authority as aforesaid, to designate a new series of Preferred Stock, set the number of shares constituting such series, and the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations, and restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby designates a new series of Preferred Stock, consisting of the number of shares set forth herein, with the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations, and restrictions relating to such series as follows:

ARTICLE I. NUMBER; DESIGNATION; RANK.

Section 1.1 This series of perpetual convertible preferred stock is designated as the “Series B Perpetual Convertible Preferred Stock” (the “Series B Preferred Stock”). The number of shares constituting the Series B Preferred Stock is [__________]1 shares, par value $0.0001 per share. Such number of shares may be increased or decreased by resolution of the Board; provided, however, that no such decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of such shares then outstanding.

[1]	NTD: The number is to be calculated and filled in on the closing date after taking into account accrued interest through the closing date.

Section 1.2 The Series B Preferred Stock ranks, with respect to the payment of dividends, rights (including as to the distribution of assets) upon liquidation, dissolution, or winding-up of the Company or otherwise senior in preference and priority to the Common Stock and each other class or series of Capital Stock of the Company (collectively with the Common Stock, the “Junior Securities”), except for any class or series of Capital Stock hereafter issued in compliance with the terms hereof and the terms of which expressly provide that it will rank senior to or on parity with the Series B Preferred Stock with respect to the payment of dividends, rights (including as to the distribution of assets) upon liquidation, dissolution, or winding-up of the Company, or otherwise.

ARTICLE II. DIVIDENDS.

Section 2.1 Dividend Accruals. From the Issue Date, dividends (“Preferred Dividends”) shall accrue on a daily basis at the Dividend Rate per annum on the Accrued Value (calculated as of the beginning of the relevant Dividend Period) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Shares), whether or not declared; provided, however, that such Preferred Dividends shall be payable on each Dividend Payment Date only (i) in cash (except as otherwise expressly provided in this Section 2.1), (ii) when, as, and if declared by the Board and (iii) out of funds legally available therefor. Notwithstanding the foregoing, until the second-year anniversary of the Issue Date, the Company shall pay Preferred Dividends, in lieu of cash, by increase of the Accrued Value (“Accrued Dividends”). Dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months. Dividends paid on the Preferred Shares in an amount less than the total amount of the Preferred Dividends at the time accrued on such shares shall be allocated pro rata on a share-by-share basis among all such Preferred Shares at the time outstanding. The Board may fix a record date for the determination of holders of Preferred Shares entitled to receive payment of a dividend declared thereon, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such payment. On any Dividend Payment Date on which the Company is not legally permitted to pay cash dividends, the Company shall pay Preferred Dividends in the form of Accrued Dividends by increase of the Accrued Value on such Dividend Payment Date. Following an increase in the Accrued Value of the Preferred Shares as a result of Accrued Dividends, the Preferred Dividends shall be calculated on the basis of such increased Accrued Value from and after the date of such increase. Accrued Dividends shall increase the Accrued Value to, but excluding, the date of any conversion of Preferred Shares.

Section 2.2 Dividend Blocker. Except with respect to (i) a dividend on shares of Common Stock payable in the form of shares of Common Stock or (ii) a dividend in the form of rights issued to all holders of the Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with the Common Stock and the plan provides that the holders of Preferred Shares will receive such rights along with any Common Stock received upon conversion of the Preferred Shares), the Company shall not declare, pay or set aside any dividends on Junior Securities if at such time there are any accrued and unpaid Preferred Dividends with respect to completed Dividend Periods.

Section 2.3 Participating Dividends. If the Company declares, makes or pays any dividend or distribution in respect of the Common Stock, other than a dividend or distribution to which Section 5.4(b) or (c) applies (a “Common Dividend”), each Holder shall first receive a dividend (in addition to the dividends provided for by Section 2.1) in respect of each Preferred Share held thereby, in an amount equal to the product of (x) the amount of such Common Dividend paid per share of Common Stock, multiplied by (y) the number of shares of Common Stock (or Reference Property, to the extent applicable) issuable if such Preferred Share had been converted into shares of Common Stock immediately prior to the record date for such Common Dividend(such amount per share of Preferred Stock, the “Participating Dividend”). In calculating the amount of Participating Dividends due to a Holder, the Beneficial Ownership Limitation set forth in Section 5.5 shall be disregarded, except that no Participating Dividend shall be paid or payable to a Holder to the extent such Participating Dividend would result in such Holder owning in excess of the Beneficial Ownership Limitation. Participating Dividends shall be payable to Holders on the record date for such Common Dividend at the same time and in the same manner as the Common Dividend triggering such Participating Dividend is paid.

ARTICLE III. LIQUIDATION PREFERENCE.

Section 3.1 Upon any liquidation, dissolution or winding-up of the Company, the holders of Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Company legally available for distribution to the Company’s stockholders, before any distribution or payment may be made to a holder of any Junior Securities, an amount per share equal to the greater of (i) the Accrued Value as of such determination date and (ii) an amount equal to the amount the Holders of Preferred Shares would have received upon such liquidation, dissolution or winding-up of the Company had all such Holders converted such Preferred Shares into Common Stock (or Reference Property, to the extent applicable) immediately prior thereto (disregarding, for this purpose, the Beneficial Ownership Limitation set forth in Section 5.5) (the “Participating Liquidation Preference,” and such greater amount, the “Liquidation Preference”), and no more.

Section 3.2 If upon any liquidation, dissolution or winding up of the Company, the cash legally available for distribution to the Company’s stockholders is insufficient to pay the Holders the full Liquidation Preference and the holders of all Parity Securities the full cash liquidation preferences to which they are entitled, the Holders and the holders of such Parity Securities will share the cash legally available for distribution to the Company’s stockholders ratably in proportion to the full respective amounts of cash to which they are entitled. If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the Company’s stockholders are insufficient to pay the Holders the full Liquidation Preference and the holders of all Parity Securities the full liquidation preferences to which they are entitled, the Holders and the holders of such Parity Securities will share ratably in any such distribution of the assets of the Company in proportion to the full respective amounts to which they are entitled.

Section 3.3 After payment to the Holders of the full Liquidation Preference to which they are entitled, the Holders as such will have no right or claim to any of the assets of the Company.

Section 3.4 No holder of Junior Securities shall receive any assets upon any liquidation, dissolution or winding-up of the Company unless the entire Liquidation Preference in respect of the Preferred Shares has been paid.

Section 3.5 The amount deemed paid or distributed to the holders of Capital Stock of the Company upon any such liquidation, dissolution or winding up of the Company shall be (i) in the case of cash, the amount of cash paid and (ii) in the case of any other assets, the value of such other assets as determined in good faith by the Board.

ARTICLE IV. VOTING RIGHTS.

Section 4.1 Voting Rights.

(a) The Holders shall be entitled to vote on all matters on which the holders of shares of Common Stock are entitled to vote and, except as otherwise provided in the Certificate of Incorporation (including, for the avoidance of doubt, this Certificate of Designations and any other certificate of designations in respect of a series of Preferred Stock), or by law, the Holders shall vote together with the holders of shares of Common Stock and any other shares of Capital Stock of the Company entitled to vote thereon as a single class. As of any record date or other determination date, on each matter on which Holders are entitled to vote as a single class with the holders of Common Stock and any other shares of Capital Stock of the Company, each Holder shall be entitled to a number of votes equal to the number of votes such Holder would have had if all Preferred Shares held by such Holder on such date had been converted into shares of Common Stock immediately prior thereto (and, for the avoidance of doubt, a Holder shall have no votes with respect to any Preferred Shares held thereby that, as of such record date or other determination date, are not convertible as a result of the Beneficial Ownership Limitation set forth in Section 5.5).

(b) In the event that any Holder would be required to file any Notification and Report Form pursuant to the HSR Act as a result of any increase in the number of shares of Common Stock issuable upon conversion of the Preferred Shares, the voting rights of such Holder pursuant to this Section 4.1 shall not be increased as a result of such events unless and until such Holder and the Company shall have made their respective filings under the HSR Act and the applicable waiting period shall have expired or been terminated in connection with such filings. The Company shall make all required filings and reasonably cooperate with and assist such Holder in connection with the making of such filing and obtaining the expiration or termination of such waiting period.

Section 4.2 Approval Rights. In addition to the voting rights provided for by Section 4.1 and any voting rights to which the Holders may be entitled to under law, for so long as any Preferred Shares are outstanding, the Company may not, directly or indirectly, take any of the following actions (including by means of merger, consolidation or otherwise) without the prior written consent of the Majority Holders:

(a) amend the Company’s Certificate of Incorporation (excluding for this purpose this Certificate of Designations) or the by-laws of the Company (including by means of merger, consolidation, reorganization, recapitalization or otherwise), in each case, in a manner that is disproportionately adverse to the Holders;

(b) amend, repeal, alter or add, delete or otherwise change the terms, powers, rights, preferences or privileges of the Series B Preferred Stock;

(c) create (by reclassification or otherwise) or amend any Senior Securities or Parity Securities;

(d) issue, or authorize for issuance, or designate any shares of Preferred Stock that were not issued and outstanding on the Issue Date (other than the Preferred Shares to be issued to the RTW Investor on the Issue Date) unless such shares of Preferred Stock are Junior Securities;

(e) reduce the number of authorized shares of Common Stock; or

(f) (i) effect any Fundamental Change, (ii) approve, engage in or participate in any transaction that would result in a Fundamental Change or (iii) enter into any agreement for a transaction that would constitute a Fundamental Change.

ARTICLE V. CONVERSION.

Section 5.1 Conversion Privilege.

(a) General. Subject to the provisions of this Article V (including the Beneficial Ownership Limitation set forth in Section 5.5), each Holder shall be entitled to convert, at any time and from time to time, at the option and election of such Holder, any or all outstanding Preferred Shares held by such Holder into such number of shares of Common Stock (or Reference Property, to the extent applicable) as set out in Section 5.2. Notwithstanding anything to the contrary set forth in this Article V, no Preferred Share shall be convertible to the extent that, and only to such extent, that the number of Conversion Shares issuable upon conversion of a Converted Share would result in the aggregate number of issued and outstanding shares of Common Stock exceeding the total number of authorized shares of Common Stock set forth in the Certificate of Incorporation. In the event that there is an insufficient number of authorized shares to permit such conversion, such conversion shall be held in abeyance until there are sufficient authorized shares to permit such conversion, as a result of an amendment of the Certificate of Incorporation, reduction in the number of shares outstanding, or otherwise. Notwithstanding anything to the contrary set forth in this Certificate of Designations, in no event shall the total number of shares of Common Stock issuable upon conversion of the Preferred Shares exceed [•] shares of Common Stock, subject to adjustment for subdivisions or combinations (as set out in section 5.4(b)) to the same extent that all of the shares of Common Stock or Reference Property are adjusted, as set forth in this Certificate of Designations.

(b) Deliveries Required for Holder Conversion. Such conversion right shall be exercised by the surrender of the certificate or certificates for such Preferred Shares to be converted (the “Converted Shares”) to the Company (or a transfer agent on behalf of the Company, as applicable) (or, if the Holder whose shares are to be converted (the “Converting Holder”) alleges that such certificate has or certificates have been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company or such transfer agent to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) at the office of the Company’s transfer agent for the Preferred Stock

(or at the principal office of the Company, if the Company serves as its own transfer agent), together with (x) written notice (a “Holder Conversion Notice”) that such Holder elects to convert all or part of the Preferred Shares represented by such certificates as specified therein, which notice shall specify the name or names (with address) in which a certificate or certificates for shares of Common Stock (or Reference Property) to be issued in a conversion (the “Conversion Shares”) are to be issued and a statement setting forth the amount of each class or series of Capital Stock of the Company Beneficially Owned by such Converting Holder, (y) a written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the transfer agent or the Company, as applicable (if reasonably required by the transfer agent or the Company, as applicable), and (z) funds for any stock transfer, documentary, stamp or similar taxes, if payable by the Holder pursuant to Section 5.3(b).

Section 5.2 Received Upon Conversion.

(a) Conversion Amount. Subject to subsection (b) hereof, upon a conversion of the Preferred Shares in accordance with this Article V, the Converting Holder shall receive in respect of each Converted Share a number of Conversion Shares equal to the amount (the “Conversion Amount”) determined by dividing (i) the Accrued Value by (ii) the Conversion Price in effect at the time of conversion.

(b) Fractional Shares. No fractional shares of Common Stock (or fractional shares in respect of Reference Property, to the extent applicable) will be issued upon conversion of the Preferred Shares. In lieu of fractional shares, the Company shall pay cash in respect of each fractional share equal to such fractional amount multiplied by the Thirty Day VWAP as of the closing of business on the Business Day immediately preceding the Conversion Date. If more than one Preferred Share is being converted at one time by the same Holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of Preferred Shares converted by such Holder at such time.

(c) HSR Compliance. Notwithstanding the foregoing, in the event any Holder would be required to file any Notification and Report Form pursuant to the HSR Act as a result of the conversion of any Preferred Shares into the property described above in this Section 5.2, at the option of such Holder upon written notice to the Company, the effectiveness of such conversion shall be delayed (only to the extent necessary to avoid a violation of the HSR Act), until such Holder shall have made such filing under the HSR Act and the applicable waiting period shall have expired or been terminated; provided, however, that in such circumstances such Holder shall use commercially reasonable efforts to make such filing and obtain the expiration or termination of such waiting period as promptly as reasonably practical and the Company shall make all required filings and reasonably cooperate with and assist such Holder in connection with the making of such filing and obtaining the expiration or termination of such waiting period and shall be reimbursed by such Holder for any reasonable and documented out-of-pocket costs incurred by the Company in connection with such filings and cooperation.

Section 5.3 Mechanics of Conversion.

(a) On and after the Conversion Date for a Preferred Share, the Preferred Share so converted shall cease to be outstanding, dividends and distributions on such Preferred Share shall cease to accrue or be due, and all rights in respect of such Preferred Share shall terminate, other than the right to receive, upon compliance with this Article V, the amounts due upon conversion.

(b) The Converting Holder shall pay any documentary, stamp, or similar issue or transfer tax due on the issue of Conversion Shares in the name of any Person other than the Converting Holder or due upon the issuance of a new certificate for any Preferred Shares not converted in the name of any Person other than the Converting Holder.

(c) For the purpose of effecting the conversion of Preferred Shares, the Company shall at all times reserve and keep available, free from any preemptive rights, out of its treasury or authorized but unissued shares of Common Stock (or Reference Property, to the extent applicable) the full number of shares of Common Stock (or Reference Property, to the extent applicable) deliverable upon the conversion of all outstanding Preferred Shares after taking into account any adjustments to the Conversion Price from time to time pursuant to the terms of this Section 5 and assuming for the purposes of this calculation that all outstanding Preferred Shares are held by one holder.

(d) All shares of Common Stock (or Reference Property, to the extent applicable) issued upon conversion of the Preferred Shares will, upon issuance by the Company, be duly and validly issued, fully paid, and nonassessable.

Section 5.4 Adjustment to Conversion Price and Number of Conversion Shares.

(a) In order to prevent dilution of the conversion rights granted under this Section 5, the Conversion Price and the number of Conversion Shares issuable on conversion of the Preferred Shares shall be subject to adjustment, without duplication, from time to time as provided in this Section 5.4, except that the Company shall not make any adjustment to the Conversion Price if each Holder participates, at the same time and upon the same terms as all holders of Common Stock and solely as a result of holding Series B Preferred Stock, in any transaction described in this Section 5.4, without having to convert its Series B Preferred Stock, as if each such holder held a number of shares of Common Stock that would be issuable upon conversion of such Series B Preferred Stock (without giving effect to the proposed adjustment).

(b) Subdivisions and Combinations. In case the outstanding shares of Common Stock shall be subdivided (whether by stock split, reclassification, recapitalization or otherwise) into a greater number of shares of Common Stock or combined (whether by consolidation, reverse stock split, reclassification or otherwise) into a lesser number of shares of Common Stock, then the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision or combination becomes effective shall be adjusted to equal the product of the Conversion Price in effect on such date and a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination. Such adjustment shall become effective retroactively to the close of business on the day upon which such subdivision or combination becomes effective.

(c) Stock Dividends or Distributions. If the Company shall issue shares of Common Stock as a dividend or distribution on all or substantially all shares of Common Stock or if the Company effects a stock split or combination of the Common Stock (other than as set forth in Section 5.4(b)), the Conversion Price shall be adjusted based on the following formula:

CP1	=	CP0	×	OS0
OS1

where,

CP1 = the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be;

CP0 = the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be;

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be; and

OS1 = the number of shares of Common Stock that would be outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as the case may be.

Any adjustment made under this clause (c) shall become effective immediately after the open of business on such Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (c) is declared but not so paid or made, the Conversion Price shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared or announced.

(d) Distributions of Rights, Options or Warrants. If the Company shall distribute to all or substantially all holders of its Common Stock any rights, options or warrants (other than rights, options or warrants distributed in connection with a stockholders’ rights plan, in which case the provisions of Section 5.4(h) shall apply) entitling them to purchase, for a period of not more than 45 calendar days from the announcement date for such distribution, shares of the Common Stock at a price per share less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement date for such distribution, the Conversion Price shall be decreased based on the following formula:

CP1	=	CP0	×	OS0 + X
OS0+ Y

where,

CP1 = the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

CP0 = the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

OS0 = the number of shares of the Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such distribution;

X = the number of shares of the Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date of such distribution; and

Y = the total number of shares of the Common Stock issuable pursuant to such rights, options or warrants.

Any decrease made under this clause (d) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Price shall be increased to the Conversion Price that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of the Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Price shall be increased to the Conversion Price that would then be in effect if such record date for such distribution had not occurred.

For purposes of this clause (d), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at a price per share less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date for such distribution, and in determining the aggregate offering price of such shares of the Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable upon exercise or conversion thereof, the value of such consideration, if other than cash, as reasonably determined by the Company in good faith.

(e) Distributions of Equity Securities, Indebtedness, other Securities, Assets or Property. If the Company distributes shares of its Equity Securities, evidences of its Indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Equity Securities or other securities to all or substantially all holders of Common Stock, excluding:

(i) dividends or distributions as to which adjustment is required to be effected pursuant to clause (b) or (c) above;

(ii) rights issued to all holders of the Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with the Common Stock and the plan provides that the holders of Preferred Shares will receive such rights along with any Common Stock received upon conversion of the Preferred Shares;

(iii) dividends or distributions in which Series B Preferred Stock participates on an as-converted basis pursuant to Section 2.3; and

(iv) Spin-Offs described below in this clause (d),

then the Conversion Price shall be decreased based on the following formula:

CP1	=	CP0	×	SP0 – FMV
SP0

where,

CP1 = the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

CP0 = the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

SP0 = the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV = the fair market value (as determined by the Board in good faith) of the shares of Equity Securities, evidences of Indebtedness, securities, assets or property distributed with respect to each outstanding share of the Common Stock immediately prior to the open of business on the Ex-Dividend Date for such distribution.

Any decrease made under the portion of this clause (e) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Price shall be increased to be the Conversion Price that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing decrease, each holder of Preferred Shares may elect to receive at the same time and upon the same terms as holders of shares of Common Stock without having to convert its Series B Preferred Stock, the amount and kind of the Equity Securities, evidences of the Company’s Indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Equity Securities or other securities of the Company that such holder would have received as if such holder owned a number of shares of Common Stock into which the

Preferred Share was convertible at the Conversion Price in effect on the Ex-Dividend Date for the distribution. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this clause (e) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this clause (e) where there has been a payment of a dividend or other distribution on the Common Stock in shares of Equity Securities of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company that will be, upon distribution, listed on a U.S. national or regional securities exchange (a “Spin-Off”), the Conversion Price shall be decreased based on the following formula:

CP1	=	CP0	×	MP0
FMV + MP0

where,

CP1 = Conversion Price in effect immediately after the end of the Valuation Period;

CP0 = the Conversion Price in effect immediately prior to the end of the Valuation Period;

FMV = the average of the Last Reported Sale Prices of the Equity Securities or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last Reported Sale Price as if references therein to Common Stock were to such Equity Securities or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0 = the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

Any adjustment to the Conversion Price under the preceding paragraph of this clause (e) shall be made immediately after the close of business on the last Trading Day of the Valuation Period. If the Conversion Date for any Preferred Share to be converted occurs on or during the Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Valuation Period.

Notwithstanding the foregoing, if the “FMV” (as defined above) is equal to or greater than the Daily VWAP of the Common Stock over the Valuation Period, in lieu of the foregoing decrease, each holder of Preferred Shares may elect to receive at the same time and upon the same terms as holders of shares of Common Stock without having to convert its Preferred Shares, the amount and kind of Equity Securities or similar equity interest that such holder would have received as if such holder owned a number of shares of Common Stock into which the Series B Preferred Stock was convertible at the Conversion Price in effect on the Ex-Dividend Date for the distribution.

(f) Tender Offer, Exchange Offer. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), the Conversion Price shall be decreased based on the following formula:

CP1	=	CP0	×	SP1 × OS0
AC + ( SP1 × OS1)

where,

CP1 = the Conversion Price in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

CP0 = the Conversion Price in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

AC = the aggregate value of all cash and any other consideration (as determined by the Board in good faith) paid or payable for shares purchased or exchanged in such tender or exchange offer;

SP1 = the average of the Last Reported Sales Prices of the Common Stock of over the ten (10) consecutive Trading Day period beginning on, and including, the Trading Day next succeeding the Expiration Date;

OS1 = the number of shares of the Common Stock outstanding immediately after the close of business on the Expiration Date (adjusted to give effect to the purchase or exchange of all shares accepted for purchase in such tender offer or exchange offer); and

OS0 = the number of shares of the Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to such tender offer or exchange offer);

provided, however, that the Conversion Price will in no event be adjusted up pursuant to this Section 5.4(e), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Price pursuant to this Section 5.4(f) will be calculated as of the close of business on the tenth (10th) Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date. If the Conversion Date for any Preferred Share to be converted occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period.

(g) Adjustment for Reorganization Events. If there shall occur any reclassification, statutory share exchange, reorganization, recapitalization, consolidation or merger involving the Company with or into another Person in which all of the outstanding shares of Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (excluding a merger solely for the purpose of changing the Company’s jurisdiction of incorporation) including a Fundamental Change (without limiting the rights of holders of Series B Preferred Stock or the Company with respect to any Fundamental Change) (a “Reorganization Event”), then, subject to Article III (Liquidation Preference), following any such Reorganization Event, each Preferred Share shall remain outstanding and be convertible into the number, kind and amount of securities, cash or other property which a holder of such Preferred Share would have received in such Reorganization Event had such holder converted its Preferred Shares into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Price applicable immediately prior to the effective date of the Reorganization Event; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 5.4(g) set forth with respect to the rights and interest thereafter of the holders of Series B Preferred Stock, to the end that the provisions set forth in this Section 5.4(g) (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably practicable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock. Without limiting the Company’s obligations with respect to a Fundamental Change, the Company (or any successor) shall, no less than twenty (20) calendar days prior to the occurrence of any Reorganization Event, provide written notice to the holders of Series B Preferred Stock of the expected occurrence of such event and of the kind and amount of the cash, securities or other property that each Preferred Share is expected to be convertible into under this Section 5.4(g). Failure to deliver such notice shall not affect the operation of this Section 5.4(g). The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless, to the extent that the Company is not the surviving corporation in such Reorganization Event, or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series B Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

(h) Stockholders’ Rights Plan. To the extent that any stockholders’ rights plan adopted by the Company is in effect upon conversion of the Preferred Shares, the holders of Preferred Shares will receive, in addition to any Common Stock due upon conversion, the appropriate number of rights, if any, under the applicable rights agreement (as the same may be amended from time to time). However, if, prior to any conversion, the rights have separated from the shares of the Common Stock in accordance with the provisions of the applicable stockholders’ rights plan, the Conversion Price will be adjusted at the time of separation as if the Company distributed to all holders of the Common Stock, shares of Equity Securities, evidences of Indebtedness, securities, assets or property as described in clause (e) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(i) Other Issuances. Except as stated in this Section 5.4, the Company shall not adjust the Conversion Price for the issuances of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or rights to purchase shares of Common Stock or such convertible or exchangeable securities.

(j) Adjustment at the Discretion of the Board. The Company shall be permitted to decrease the Conversion Price by any amount for a period of at least twenty (20) Business Days if the Board determines in good faith that such decrease would be in the best interest of the Company. In addition, to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Company’s securities are then listed, the Company also may (but is not required to) decrease the Conversion Price to avoid or diminish income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. Whenever the Conversion Price is decreased pursuant to either of the preceding two sentences, the Company shall deliver to the holders of the Series B Preferred Stock a notice of the decrease at least fifteen (15) days prior to the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period during which it will be in effect.

(k) Adjustment After a Make-Whole Fundamental Change. From and after the time a Make-Whole Fundamental Change occurs, when a Holder elects to convert its Preferred Shares, the number of shares of Common Stock issuable in connection with such conversion shall be [  ]% of the number of shares of Common Stock otherwise provided for in this Certificate of Designations.

(i) subject to adjustments in the same manner as the Conversion Rate is required to be adjusted as set forth in Section 5.4 hereof.

(l) Rounding; Par Value; De-minimis Adjustments. All calculations under this Section 5.4 shall be made to the nearest 1/10,000th of a cent or to the nearest 1/10,000th of a share, as the case may be. No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock. If an adjustment to the Conversion Price otherwise required by this Section 5.4 would result in a change of less than one percent (1%) to the Conversion Price, then, notwithstanding anything to the contrary in this Section 5.4, the Company may, at its election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect (i) when all such deferred adjustments would result in an aggregate change to the Conversion Price of at least one percent (1%), (ii) on the Conversion Date of any Preferred Share, (iii) on the effective date of any Fundamental Change and/or Make-Whole Fundamental Change and (iv) in connection with dividends paid on the Common Stock.

(m) Treatment of Pre-Record Date Adjustments. Notwithstanding this Section 5.4 or any other provision of this Certificate of Designations to the contrary, if a Conversion Price adjustment becomes effective on any Ex-Dividend Date, and a holder that has converted its Series B Preferred Stock on or after such Ex-Dividend Date and on or prior to the related record date would be treated as the record holder of the shares of Common Stock as of the related Conversion Date based on an adjusted Conversion Price for such Ex-Dividend Date, then, notwithstanding the

Conversion Price adjustment provisions in this Section 5.4, the Conversion Price adjustment relating to such Ex-Dividend Date shall not be made for such converting holder. Instead, such holder shall be treated as if such holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(n) Notwithstanding anything to the contrary in this Section 5.4, the Conversion Price shall not be adjusted:

(i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of the Company’s Subsidiaries;

(iii) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of Issue Date;

(iv) upon the repurchase of any shares of Common Stock pursuant to an open market share repurchase program or other buy-back transaction, including structured or derivative transactions, that is not a tender or exchange offer of the kind described in Section 5.4(f);

(v) solely for a change in the par value of the Common Stock or to the extent the Conversion Price would be reduced below such par value; or

(vi) for accrued and unpaid Preferred Dividends, if any.

(o) Reference Property. In the case of any recapitalization, reclassification, or change of the Common Stock (other than changes resulting from a subdivision, combination or reclassification described in Section 5.4(b)), or consolidation or merger involving the Company, in each case as a result of which all of the outstanding shares of Common Stock (but not the Series B Preferred Stock) would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any of the foregoing, a “Reference Transaction”), then, at the effective time of the Reference Transaction, the right to convert each Preferred Share will be changed into a right to convert such Preferred Share into the kind and amount of shares of stock, other securities, or other property or assets (including cash or any combination thereof) (the “Reference Property”) that a Holder would have received in respect of the Common Stock issuable upon conversion of such Preferred Share immediately prior to such Reference Transaction (disregarding, for purpose of this determination, the Beneficial Ownership Limitation set forth in Section 5.5); and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions of this Certificate of Designation with respect to the rights and interests thereafter of the holders of Series B Preferred Stock, to the end that the provisions set forth in this Certificate of Designations shall thereafter be applicable, as nearly as reasonably may be, in relation to such Reference Property. In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Reference Transaction, the Company shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the Preferred Shares, treated as a single class, shall be convertible from and after the effective time of the Reference Transaction. Any such election shall be made by the Majority Holders. Any such determination by the Holders shall be subject to any limitations to which all holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in the Reference Transaction, and shall be conducted in such a manner as to be completed at approximately the same time as the time elections are made by holders of Common Stock. The provisions of this Section 5.4(o) and any equivalent thereof in any such securities similarly shall apply to successive Reference Transactions.

(p) No Duplication. If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described in this Article V in a manner such that such adjustments are duplicative, only one adjustment (which shall be the adjustment most favorable to the Holders) shall be made.

(q) Notice of Record Date. In the event of:

(i) any event described in Section 5.4(b) or (c);

(ii) any Reference Transaction to which Section 5.4(o) applies; or

(iii) the dissolution, liquidation, or winding-up of the Company,

the Company shall mail to the Holders at their last addresses as shown on the records of the Company, at least twenty (20) days prior to the record date specified in (i) below or twenty (20) days prior to the date specified in (ii) below, as applicable, a notice stating:

(i) the record date for the dividend, other distribution, stock split, or combination or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be entitled to such dividend, other distribution, stock split, or combination; or

(ii) the date on which such reclassification, change, dissolution, liquidation, winding-up, or other event constituting a Reference Transaction is estimated to become effective or otherwise occur, and the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their shares of Common Stock for Reference Property, other securities or other property deliverable upon such reclassification, change, liquidation, dissolution, winding-up, or Reference Transaction.

(r) Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5.4, the Company at its expense shall as promptly as reasonably practicable compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate, signed by an officer of the Company (in his or her capacity as such and not in an individual capacity), setting forth (A) the calculation of such adjustments and readjustments in reasonable detail, (B) the facts upon which such adjustment or readjustment is based, (C) the Conversion Price then in effect, and (D) the number of shares of Common Stock (or Reference Property, to the extent applicable) and the amount, if any, of Capital Stock, other securities or other property (including, but not limited to, cash and evidences of indebtedness) which then would be received upon the conversion of a Preferred Share.

Section 5.5 Beneficial Ownership Limitation. No Holder shall have the right to convert any Preferred Share to the extent that, after giving effect to the conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and such other Persons shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which such determination is being made, but shall exclude the number of Conversion Shares which are issuable upon (i) conversion of the remaining, unconverted Preferred Shares beneficially owned by such Holder or any of its Affiliates or such other Persons and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Shares) beneficially owned by such Holder or any of its Affiliates or such other Persons. Except as set forth in the preceding sentence, for purposes of this Section 5.5, beneficial ownership and a determination as to any group status shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. The “Beneficial Ownership Limitation” shall initially be nine and nine-tenths percent (9.9%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Shares held by the applicable Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5.5 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Shares.

ARTICLE VI. COVENANTS

Section 6.1 Maintenance of Cash Balance. Unless (and only to the extent) waived by the Majority Holders from time to time, the Company shall at all times maintain a minimum aggregate balance of three million ($3,000,000) in unrestricted cash maintained with one or more commercial banks or similar deposit-taking institutions in the United States.

Section 6.2 Marketing Authorization. The Company and its Subsidiaries shall execute, deliver and file any and all agreements, documents or instruments that are necessary or desirable to secure and maintain, and shall obtain, a Marketing Authorization for the Products from the FDA no later than December 31, 2026.

ARTICLE VII. DIRECTOR APPOINTMENTS

Section 7.1 First Director. For so long as RTW or its Affiliates owns the Lower Ownership Threshold, RTW shall have the right to designate an individual to be nominated for election to the Board (the “First Director Designee”) at any annual meeting of stockholders at which such First Director Designee is to be elected; provided that such nomination shall be subject to the recommendation by the Nominating Committee and the approval by the Board (such recommendation and approval not to be unreasonably withheld or delayed); provided, further, that if any First Director Designee ceases to be a director of the Company for any reason, RTW shall have the right to designate a different individual to be nominated for election as the First Director Designee (the nomination of which shall be subject to the procedures immediately preceding this proviso). At each meeting of the stockholders of the Company at which the First Director Designee is to be elected or re-elected, the Board shall nominate the individual designated and approved for nomination as such First Director Designee in accordance with this Section 7.1 for election or re-election, as the case may be, as a director, and shall support the First Director Designee for election or re-election in a manner no less rigorous and favorable than the manner in which the Company supports other nominees. The individual serving as First Director Designee shall serve for a term commencing upon his or her election or appointment and expiring upon the earlier of (i) the time at which RTW delivers a notice to the Company indicating that it desires to designate a different individual as such First Director Designee, in which case such individual shall cease to be qualified as, and no longer be, a director, and (ii) the time at which RTW or its Affiliates ceases to own the Lower Ownership Threshold, in which case such individual shall cease to be qualified as, and no longer be, a director. The individual serving as First Director Designee shall be eligible to serve as a member of any committee of the Board, except for special committees established for potential conflict of interest situations the nature of which is such that membership thereon by the First Director Designee would be inappropriate, as determined in good faith by the Board, and except that only First Director Designees who qualify under the applicable rules and regulations of the applicable securities exchange and the SEC may serve on committees where such qualification is required. The First Director Designee shall initially be Nicholas Lewin.

Section 7.2 Second Director. For so long as RTW or its Affiliates owns the Higher Ownership Threshold, RTW shall have the right to designate an additional individual to be nominated for election to the Board (the “Second Director Designee”) at any annual meeting of stockholders at which such Second Director Designee is to be elected; provided that such nomination shall be subject to the recommendation by the Nominating Committee and the approval by the Board (such recommendation and approval not to be unreasonably withheld or delayed); provided, further, that if any Second Director Designee ceases to be a director of the Company for any reason, RTW shall have the right to designate a different individual to be nominated for election as the Second Director Designee (the nomination of which shall be subject to the procedures immediately preceding this proviso). At each meeting of the stockholders of the Company at which the Second Director Designee is to be elected or re-elected, the Board shall nominate the individual designated and approved for nomination as such Second Director Designee in accordance with this Section 7.2 for election or re-election, as the case may be, as a director, and shall support the Second Director

Designee for election or re-election in a manner no less rigorous and favorable than the manner in which the Company supports other nominees. The individual serving as Second Director Designee shall serve for a term commencing upon his or her election or appointment and expiring upon the earlier of (i) the time at which RTW delivers a notice to the Company indicating that it desires to designate a different individual as such Second Director Designee, in which case such individual shall cease to be qualified as, and no longer be, a director, and (ii) the time at which RTW or its Affiliates ceases to own the Higher Ownership Threshold, in which case such individual shall cease to be qualified as, and no longer be, a director. The individual serving as Second Director Designee shall be eligible to serve as a member of any committee of the Board, except for special committees established for potential conflict of interest situations the nature of which is such that membership thereon by the Second Director Designee would be inappropriate, as determined in good faith by the Board, and except that only Second Director Designees who qualify under the applicable rules and regulations of the applicable securities exchange and the SEC may serve on committees where such qualification is required. The Second Director Designee shall initially be R. Jason Richey.

Section 7.3 Breach Event Directors.

(a) If and for so long as (x) a Specified Breach Event (as defined below) is ongoing and (y) RTW or its Affiliates owns the Lower Ownership Threshold, RTW shall have the right to designate to be nominated for election to the Board (in addition to the First Director Designee and the Second Director Designee) two (2) individuals (“Breach Director Designees”); provided that such nomination shall be subject to the recommendation by the Nominating Committee and the approval by the Board (such recommendation and approval not to be unreasonably withheld or delayed); provided, further, that if any Breach Director Designee ceases to be a director of the Company for any reason, RTW shall have the right to designate a different individual to be nominated for election to the Board as such Breach Director Designee (the nomination of which shall be subject to the procedures immediately preceding this proviso). At each meeting of the stockholders of the Company at which a Breach Director Designee is to be elected, the Board shall nominate each individual designated and approved for nomination as a Breach Director Designee in accordance with this Section 7.3 for election or re-election, as the case may be, as a director, and shall support each Breach Director Designee for election or re-election in a manner no less rigorous and favorable than the manner in which the Company supports other nominees. Notwithstanding the foregoing, if the election of either or both of the Breach Director Designees would result in a majority of the Board then in office being comprised of RTW Designees (the “Majority Condition”), then (1) the number of Breach Director Designees shall be reduced so that all RTW Designees represent less than a majority of the Board (and, if necessary, the Breach Director Designee(s) then in office shall cease to be qualified as, and shall cease to serve as, directors (it being understood that, if there are two (2) Breach Director Designees in office and the disqualification of only one (1) such director is required to comply with the Majority Condition, the disqualification shall occur in the reverse order in which such Breach Director Designees were designated)), (2) the Company will undertake best efforts to increase the size of the Board and/or fill any resulting vacancy or vacancies or newly created directorships as necessary so that both Breach Director Designees can be appointed and RTW Designees will remain less than a majority of the Board and (3) the Dividend Rate shall be increased by two percentage points (2.0%) during such period that at least one (1) Breach Director Designee cannot be elected or is unable to serve as a result of the Majority Condition.

(b) Each Breach Director Designee shall serve for a term expiring upon the earliest of (i) the time at which RTW delivers a notice to the Company indicating that it desires to designate a different individual to the seat of such Breach Director Designee, in which case such individual shall cease to be qualified as, and no longer be, a director, (ii) the time at which RTW or its Affiliates ceases to own the Lower Ownership Threshold, in which case such Breach Director Designees shall cease to be qualified as, and no longer be, a director, and (iii) the time at which the Specified Breach Event giving rise to the designation rights in respect of such Breach Director Designee is no longer ongoing, in which case such individual shall cease to be qualified as, and no longer be, a director.

(c) Each individual serving as Breach Director Designee shall be eligible to serve as a member of any committee of the Board, except for special committees established for potential conflict of interest situations the nature of which is such that membership thereon by the Breach Director Designee would be inappropriate, as determined in good faith by the Board, and except that only Breach Director Designees who qualify under the applicable rules and regulations of the applicable securities exchange and the SEC may serve on committees where such qualification is required.

(d) For purposes of this Section 7.3, the term “Specified Breach Event” means a failure to satisfy either of the covenants in Article 6, which has not been cured.

Section 7.4 Vacancy Appointment. If at any time RTW is entitled to nominate for election any director pursuant to this Article 7 and there is a vacancy in such director position between annual meetings of stockholders, then the Company will use reasonable best efforts to promptly fill such vacancy in accordance with the procedures set forth in this Article 7.

Section 7.5 Other Requirements. Notwithstanding anything to the contrary contained in this Article 7, neither the Company nor the Board shall be under any obligation to nominate or appoint any First Director Designee, Second Director Designee or Breach Director Designee, as applicable, to the Board, or solicit votes for or otherwise support the election or re-election of any such person pursuant to this Article 7, in the event that the Board in good faith determines that such person (i) has been the subject of any event required to be disclosed pursuant to Item 401(f) of Regulation S-K of the Securities Act of 1933, as amended (for the avoidance of doubt, excluding bankruptcies), involving an act of moral turpitude by such individual, (ii) is subject to any order, decree or judgment of any governmental entity prohibiting service as a director of any public company, or (iii) fails to complete reasonable and customary onboarding documentation, including providing reasonably required information to the Company, in each case, to the extent such requirements are consistent with those applicable to the other members of the Board.

ARTICLE VIII. ADDITIONAL DEFINITIONS

Section 8.1 For purposes of these resolutions, the following terms shall have the following meanings:

“Accrued Value” means, for a Preferred Share, (i) the Initial Stated Value plus (ii) all increases in the Accrued Value resulting from Accrued Dividends as set forth in Section 2.1 plus (iii) the amount of any accrued but unpaid Preferred Dividends existing since the most recent past Dividend Payment Date to but excluding the date of determination.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. Notwithstanding the foregoing, none of the Company, its Subsidiaries or its other controlled Affiliates shall be considered Affiliates of the RTW Investor.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition (including, for the avoidance of doubt, by conversion of the Preferred Shares and exercise of warrants). The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.

“Capital Stock” means, with respect to any Person, any and all shares of stock, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

“Certificate of Designations” means this certificate of designations for the Series B Preferred Stock, as such shall be amended from time to time.

“Common Stock” means the shares of Common Stock, par value $0.0001 per share, of the Company or any other Capital Stock of the Company into which such Common Stock shall be reclassified or changed.

“Common Equity” of any Person means the Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Conversion Date,” with respect to any Converted Shares, shall mean the first date on which each of the following has occurred: (i) a conversion has been requested pursuant to Section 5.1, and (ii) the Company or its transfer agent, as applicable, has received, or waived the requirements to provide, the certificates, notice and other documents and amounts required to be delivered or paid under Section 5.3(b).

“Conversion Rate” shall mean the quotient obtained by dividing $1,000 by the Conversion Price.

“Conversion Price” means initially $3.37, as adjusted from time to time as provided in Section 5.

“Daily VWAP”, with respect to any Trading Day, means the volume-weighted average price per share of Common Stock (or per minimum denomination or unit size in the case of any security other than Common Stock) as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for such Common Stock or unit (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the Market Value of one share of such Common Stock (or per minimum denomination or unit size in the case of any security other than Common Stock)) on such Trading Day. The “volume weighted average price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Dividend Payment Date” means [•], [•], [•] and [•] each year beginning [•], 2026; provided that, if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be the immediately succeeding Business Day.2

“Dividend Period” means a period commencing on [•], [•], [•] or [•] (other than the initial Dividend Period, which shall commence on and include the Issue Date) and ending on and including [•], [•], [•] and [•] preceding the next Dividend Payment Date, as applicable.3

“Dividend Rate” means 8.25% per annum, or such higher amount as set forth in Section 7.3(a)(3).

“Effective Date” means, with respect to a Fundamental Change or a Make-Whole Fundamental Change, as applicable, the date such Fundamental Change or Make-Whole Fundamental Change, as applicable, occurs or becomes effective.

[2]	NTD: To be determined by the parties at the time of closing.
[3]	NTD: To be determined by the parties at the time of closing.

“Equity Securities” shall mean, with respect to any Person, (i) shares of capital stock of, or other equity or voting interest in, such Person, (ii) any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, such Person, (iii) options, warrants, rights or other commitments or agreements to acquire from such Person, or that obligates such Person to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, such Person, (iv) obligations of such Person to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Person and (v) the capital stock of such Person. Unless otherwise specified, “Equity Security” means an Equity Security of the Company.

“Exchange” means The New York Stock Exchange or other principal national securities exchange on which the Common Stock (or Reference Property, to the extent applicable).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Parties” means (x) the RTW Investor and its Affiliates and (y) any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of which any Person referred to in clause (x) of this definition is a member.

“Ex-Date” means the first date on which the Common Stock trades on the applicable Exchange or in the applicable market, regular way, without the right to receive the issuance, dividend, or distribution in question from the Company or, if applicable, from the seller of the Common Stock on such Exchange or market (in the form of due bills or otherwise) as determined by such Exchange or market.

A “Fundamental Change” shall be deemed to have occurred at the time after the Issue Date when any of the following the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) pursuant to which all of the outstanding shares of the Common Stock (i.e. 100% of all Common Stock) would be converted into, or exchanged for, or represent solely the right to receive, shares, stock, other securities, other property or assets (including cash or any combination thereof), (B) any share exchange, consolidation, merger, amalgamation or similar event involving the Company pursuant to which all of the outstanding shares of the Common Stock will be converted into, or exchanged for, or represent solely the right to receive, shares, stock, other securities, other property or assets (including cash or any combination thereof), or (C) any sale, lease or other transfer in one transaction or a series of transactions of all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more of the Company’s wholly owned Subsidiaries (without consideration of any director’s qualifying shares) (any such share exchange, consolidation, merger, amalgamation or similar event, transaction or series of transactions being referred to in this definition as an “Event”); provided, however, that any such Event described in clause (A) or (B) above where the Persons that “beneficially owned,” directly or indirectly, the Company’s Common Equity immediately prior to such Event “beneficially own”, directly or indirectly, more than 50.0% of the total voting power of all outstanding classes of the Company’s Common Equity of the continuing or surviving Person or transferee or the parent thereof immediately after such Event and such holders’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities such holders receive in such transaction will be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction will not constitute a “Fundamental Change”; provided, however, that a transaction or event will not constitute a Fundamental Change if at least ninety percent (90%) of the consideration received or to be received by the holders of Common Stock (excluding cash payments for fractional shares or pursuant to dissenters’ rights), in connection with such transaction or event, consists of shares of common stock or other corporate Common Equity interests listed (or depositary receipts representing shares of common stock or other corporate Common Equity interests, which depositary receipts are listed) on any Exchange (or any of their respective successors), or that will be so listed when issued or exchanged in connection with such transaction or event, and such transaction or event constitutes a Reference Transaction whose Reference Property consists of such consideration.

If any transaction in which the Common Stock is replaced by the Common Equity of another entity occurs, following completion of any related Make-Whole Fundamental Change (or, in the case of a transaction that would have been a Make-Whole Fundamental Change but for the proviso immediately following numbered clause (4) to this definition, following the effective date of such transaction), references to the Company in this definition of “Fundamental Change” will apply to such other entity instead.

For the purposes of this definition, whether a Person is a “beneficial owner,” whether shares are “beneficially owned,” and percentage beneficial ownership, will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Governmental Entity” shall mean any United States or non-United States federal, state, or local government, or any agency, bureau, board, commission, department, tribunal, or instrumentality thereof or any court, tribunal, or arbitral or judicial body.

“hereof,” “herein,” and “hereunder” and words of similar import refer to this Certificate of Designations as a whole and not merely to any particular clause, provision, section, or subsection.

“Higher Ownership Threshold” means that RTW and its Affiliates, taken as a whole, Beneficially Own securities of the Company or its Subsidiaries (including (i) Series B Preferred Stock, (ii) shares of Common Stock or Preferred Stock other than the Series B Preferred Stock and (iii) convertible notes, warrants or other securities convertible into or exercisable or exchangeable for Common Stock or Preferred Stock) at least thirty percent (30%) of the Common Stock; provided, that in making such determination the Beneficial Ownership Limitation set forth in Section 5.5 shall be disregarded and any analogous to limitation contained in other convertible, exercisable or exchangeable securities shall also be disregarded.

“Holders” means the holders of outstanding Preferred Shares as they appear in the records of the Company.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Initial Stated Value” means $1,000 per Preferred Share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.

“Issue Date” means the date on which the Series B Preferred Stock is first issued by the Company.

“Lower Ownership Threshold” means that RTW and its Affiliates, taken as a whole, Beneficially Own securities of the Company or its Subsidiaries (including (i) Series B Preferred Stock, (ii) shares of Common Stock or Preferred Stock other than the Series B Preferred Stock and (iii) convertible notes, warrants or other securities convertible into or exercisable or exchangeable for Common Stock or Preferred Stock) at least ten percent (10%) of the Common Stock; provided, that in making such determination the Beneficial Ownership Limitation set forth in Section 5.5 shall be disregarded and any analogous to limitation contained in other convertible, exercisable or exchangeable securities shall also be disregarded.

“Majority Holders” means Holders of Preferred Shares owning of record Preferred Shares representing more than 50% of the Accrued Value of all issued and outstanding Preferred Shares.

“Make-Whole Fundamental Change” means any event that is a Fundamental Change (subject to any exceptions or exclusions to the definition other than the exclusion in the proviso to the definition of “Fundamental Change”).

“Market Disruption Event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Common Stock (or Reference Property, to the extent applicable) of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the applicable Exchange or otherwise) in the Common Stock (or Reference Property, to the extent applicable) or in any options, contracts, or future contracts relating to the Common Stock (or Reference Property, to the extent applicable), and such suspension or limitation occurs or exists at any time before 4:00 p.m., New York City time, on such day.

“Market Value” on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal Exchange on which shares of the Common Stock are then listed. If the Common Stock is not so listed or traded, the Market Value will be an amount reasonably determined by the Board in good faith to be the fair value of the Common Stock.

“Nominating Committee” means the Nominating and Corporate Governance Committee of the Board or its successor.

“Parity Securities” means any class or series of Preferred Stock or any other Capital Stock of the Company hereafter issued in compliance with the terms hereof and the terms of which expressly provide that it will rank on parity with the Series B Preferred Stock with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the Company, or otherwise.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity, or any Governmental Entity, any agency or political subdivisions thereof, or other “Person” as contemplated by Section 13(d) of the Exchange Act.

“Preferred Shares” means the shares of Series B Preferred Stock.

“Products” means (a) the gastric balloon for weight loss owned or controlled by the Company or its Subsidiaries and any derivatives, modifications and improvements thereto, (b) a suite of related and complementary digital products, and (c) any and all current and future products, digital solutions, and services developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by the Company or any of its Subsidiaries.

“RTW” means RTW Investments, LP., a Delaware limited partnership, or its successor.

“RTW Designees” means the First Director Designee, the Second Director Designee and the Breach Director Designees, if any.

“RTW Investor” means RTW and its Affiliates.

“Senior Securities” means any class or series of Preferred Stock or any other Capital Stock of the Company hereafter issued in compliance with the terms hereof and the terms of which expressly provide that it will rank senior in preference or priority to the Series B Preferred Stock with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the Company, or otherwise.

“Subsidiary” of any Person shall mean any other Person in which such Person, directly or indirectly, owns or has the power to vote or control more than fifty percent (50%) of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person (or, in the case of a partnership, limited liability company or other similar entity, control of the general partnership, managing member or similar interests). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Thirty Day VWAP” means, with respect to a security, the average of the Daily VWAP of such security for each day during a thirty (30) consecutive Trading Day period ending immediately prior to the date of determination. Unless otherwise specified, “Thirty Day VWAP” means the Thirty Day VWAP of the Common Stock.

“Total Current Voting Power” shall mean, with respect to any entity, at the time of determination of Total Current Voting Power, the total number of votes which may be cast in the general election of directors of such entity (or, in the event the entity is not a corporation, the governing members, board or other similar body of such entity and, in the case of the Company). Unless otherwise specified, “Total Current Voting Power” means Total Current Voting Power of the Company.

“Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the Exchange is open for trading or, if the Common Stock (or Reference Property, to the extent applicable) is not listed, admitted for trading or quoted on an Exchange, any Business Day. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m., New York City time, or the then-standard closing time for regular trading on the relevant Exchange or trading system.

“U.S. Marketing Authorization” means, with respect to a Product, the U.S. Regulatory Approvals required by applicable law to commercially distribute such Product in the United States, including, to the extent required by applicable law for the commercial distribution of such Product, all pricing approvals and government reimbursement approvals.

“U.S. Regulatory Approvals” means, collectively, all regulatory approvals, registrations, certificates, clearances, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which any Product may be researched, tested, developed, manufactured, marketed, sold and distributed in the United States, issued by the U.S. Food and Drug Administration (or any successor agency or authority thereto) or other appropriate governmental entity with responsibility for the approval of the marketing and sale of medical devices or other regulation of medical devices in the United States.

Section 8.2 Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accrued Dividends	2.1
Board	Preamble
Certificate of Incorporation	Recitals
Common Dividend	2.2
Company	Preamble
Conversion Amount	5.3(a)(i)
Conversion Date	5.1(c)
DGCL	Preamble
Junior Securities	1.2(a)
Participating Dividend	2.2
Participating Liquidation Preference	3.1
Preferred Dividend	2.1(a)
Preferred Stock	Recitals
Reference Property	5.4(e)
Reference Transaction	5.4(e)
Series B Preferred Stock	1.1
Stock Price	5.5(c)

ARTICLE IX. MISCELLANEOUS.

Section 9.1 Share Certificates. If any certificates representing Preferred Shares shall be mutilated, lost, stolen, or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the lost, stolen, or destroyed certificate, a new Preferred Share certificate of like tenor and representing an equivalent number of Preferred Shares, but only upon receipt of evidence of such loss, theft, or destruction of such certificate and indemnity by the holder thereof, if requested, reasonably satisfactory to the Company.

Section 9.2 Availability and Reservation of Shares of Common Stock. For the purpose of effecting the conversion of Preferred Shares, the Company shall at all times reserve and keep available, free from any preemptive rights, out of its treasury or authorized but unissued shares of Common Stock the full number of shares of Common Stock deliverable upon the conversion of all outstanding Preferred Shares after taking into account any adjustments to the Conversion Price from time to time. If the Company reasonably expects that, on or any time after the tenth (10th) anniversary of the Issue Date, it will not legally be permitted to pay cash dividends and therefore will pay Preferred Dividends in the form of Accrued Dividends in the manner set forth in Section 2.1, then the Company agrees to periodically amend its certificate of incorporation as necessary to ensure that at all times there are sufficient authorized but unissued shares of Common Stock available to allow for the issuances of Conversion Shares with respect to Accrued Dividends.

Section 9.3 Without prejudice to any other remedy at law or in equity any Holder may have as a result of such default, take all actions reasonably required to amend its Certificate of Incorporation, as expeditiously as reasonably practicable, to increase the authorized and available amount of Common Stock (or Reference Property, to the extent applicable) if at any time such amendment is necessary in order for the Company to be able to satisfy its obligations under Section 5. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock (or Reference Property, to the extent applicable) issuable upon conversion of the Series B Preferred Stock, the Company will take any corporate action which may be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock (or Reference Property, to the extent applicable) upon the conversion of all outstanding Preferred Shares at such adjusted Conversion Price.

Section 9.4 Status of Cancelled Shares. Preferred Shares which have been converted, redeemed, repurchased, or otherwise cancelled shall be automatically retired and resume the status of authorized and unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated by the Board as part of a particular series of Preferred Stock.

Section 9.5 Severability. If any right, preference, or limitation of the Series B Preferred Stock set forth in this Certificate of Designations is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences, and limitations set forth in this Certificate of Designations which can be given effect without the invalid, unlawful, or unenforceable right, preference, or limitation shall, nevertheless, remain in full force and effect, and no right, preference, or limitation herein set forth shall be deemed dependent upon any other such right, preference, or limitation unless so expressed herein.

Section 9.6 Headings; Interpretation. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof. When this Certificate of Designations refers to a specific agreement or other document or a decision by any body or Person that determines the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement, document or decision at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. Unless otherwise expressly provided herein, a reference to any specific agreement or other document shall be deemed a reference to such agreement or document as amended from time to time in accordance with the terms of such agreement or document.

Section 9.7 Notices. All notices or communications in respect of Preferred Stock shall be in writing and shall be deemed delivered (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, (c) on the date of delivery if delivered personally, or (d) if by facsimile, upon written confirmation of receipt by facsimile. Notwithstanding the foregoing, if Preferred Stock is issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the beneficial holders of Preferred Stock in any manner permitted by such facility.

Section 9.8 Other Rights. The shares of Preferred Stock shall not have any rights, preferences, privileges, or voting powers or relative, participating, optional, or other special rights, or qualifications, limitations, or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law and regulation.

Section 9.9 Waiver. The terms of this Certificate of Designations may be waived upon the written consent of the Majority Holders and the Company.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed by a duly authorized officer of the Company as of __________, 2025.

ALLURION TECHNOLOGIES, INC.
A Delaware corporation

By:
Name:	Shantanu Gaur
Title:	Chief Executive Officer

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS]